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                                                                     Exhibit 8.1


          [Skadden, Arps, Slate, Meagher & Flom (Illinois) Letterhead]

                                                     March 8, 2001




Sara Lee Corporation
Three First National Plaza
Chicago, IL 60602

     Re: United States Federal Income Tax Consequences of the
         Exchange Offer and Any Subsequent Spin-Off
         -----------------------------------------------------

Ladies and Gentlemen:

     We have acted as counsel to Sara Lee Corporation, a Maryland corporation ("Sara Lee"), in connection with the contemplated exchange offer (the "Exchange Offer") pursuant to which Sara Lee will exchange shares of common stock ("Coach Common Stock") of Coach, Inc., a Maryland corporation ("Coach"), for shares of Sara Lee common stock ("Sara Lee Common Stock") tendered by Sara Lee stockholders and the subsequent spin-off, if any, of Coach Common Stock to Sara Lee stockholders (the "Spin-off," together with the Exchange Offer, the "Split-off"), as described in the registration statement on Form S-4 (and all exhibits and attachments thereto) filed with the United States Securities and Exchange Commission (the "Commission") on January 26, 2001 in connection with the Exchange Offer, as amended by Amendment No. 1 (and all exhibits and attachments thereto) filed with the Commission on March 8, 2001, and as further amended or supplemented through the date hereof (collectively, the "Registration Statement"). You have requested our opinion regarding the United States federal income tax conse quences of the Split-off.

     In rendering our opinion, we have examined and relied upon the accuracy and completeness of the information, facts, statements, representations and covenants contained in originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, and such other documents as we have



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Sara Lee Corporation
March 8, 2001
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deemed necessary or appropriate as a basis for the opinion set forth below.
Our opinion is conditioned upon, among other things, the initial and continuing truth, accuracy and completeness of the information, facts, statements, representations and covenants set forth in the documents referred to above and of the statements, representations and covenants made by Sara Lee and Coach, without regard to any qualification as to knowledge or belief.

     In our examination, we have assumed the genuineness of all signa tures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. We have assumed that all of the transactions related to the Split-off will be consummated in the manner described in the Registration Statement and that all Sara Lee stockholders participating in the Split-off will hold their Sara Lee Common Stock as a capital asset.

     In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and such other authorities as we have considered relevant, all of which are potentially subject to change, possibly with retroactive effect. A change in any of the authorities upon which our opinion is based could affect our conclusions.

     Based solely on the foregoing, we are of the opinion that, under current law, for United States federal income tax purposes:

     (i) no gain or loss will be recognized by, and no amount will be included in the income of, the Sara Lee stockholders upon their receipt of shares of Coach Common Stock in the Exchange Offer and any subsequent Spin-off;

     (ii) for those Sara Lee stockholders that surrender all of their shares of Sara Lee Common Stock in the Exchange Offer, the aggregate tax basis of the shares of Coach Common Stock held by the Sara Lee stockholders after the Exchange Offer, including any fractional share interests with respect to which



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Sara Lee Corporation
March 8, 2001
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            cash is received as described in (v) below, will be the same as the aggregate tax basis of the shares of Sara Lee Common Stock exchanged in the Exchange Offer;

     (iii) for those Sara Lee stockholders that do not surrender all of their shares of Sara Lee Common Stock in the Exchange Offer, each such stockholder's aggregate tax basis in the shares of Sara Lee Common Stock held before the completion of the Exchange Offer will be allocated between the shares of Sara Lee Common Stock and shares of Coach Common Stock, including any fractional share interests with respect to which cash is received as described in (v) below, held by such stockholder after the Exchange Offer and any subsequent Spin-off in proportion to their relative fair market values;

     (iv) the holding period of the shares of Coach Common Stock received by the Sara Lee stockholders in the Exchange Offer and any subsequent Spin-off, including any fractional share interests with respect to which cash is received as described in (v) below, will include the holding period of the shares of Sara Lee Common Stock with respect to which the shares of Coach Common Stock were received; and

     (v) if a stockholder of Sara Lee receives cash as the result of an independent exchange agent sale of a fractional share of Coach Common Stock on behalf of the stockholder, the stockholder will recognize gain or loss in an amount equal to the difference between the tax basis allocable to such fractional share interest and the amount of cash received.

     Except as set forth above, we express no opinion to any party as to any tax consequences, whether federal, state, local or foreign, of the Split-off or of any other transaction or event contemplated by or referred to in the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent change in the facts stated, referenced, or assumed herein or of any subsequent change in applicable law. This opinion may not be used, circulated, quoted or otherwise referred to for any purpose without our



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Sara Lee Corporation
March 8, 2001
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express written permission. We consent to the use of our name in the offering circular-prospectus included in the Registration Statement and to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

                          Very truly yours,

                          /s/ Skadden, Arps, Slate, Meagher & Flom (Illinois)

                          Skadden, Arps, Slate, Meagher & Flom (Illinois)